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                                                                   Exhibit 10(i)


                                  HUMANA INC.

           EXECUTIVE MANAGEMENT INCENTIVE COMPENSATION PLAN - GROUP A

               CHIEF EXECUTIVE OFFICER & CHIEF OPERATING OFFICER

                                   CORPORATE


I.       OBJECTIVES

         The objectives of the Humana Inc. Executive Management Incentive Compensation Plan are:

         A. To reward executive management for their efforts in optimizing the profitability and growth of Humana Inc. (the "Company") consistent with the Company's mission of achieving unequaled, measurable quality and productivity and with other goals of the Company, its stockholders and its employees.

         B. To provide significant opportunity for those members of executive management who have major profit responsibility within the Company.

II.      ELIGIBILITY AND AWARDS

         A. Membership in this Plan will consist of the Chief Executive Officer and the Chief Operating Officer of the Company (the "Participants") plus any other executive officers as chosen by the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee"). The Compensation Committee will notify Participants of their selection prior to the commencement of each fiscal year.

         B. Incentive compensation will be computed by measuring (i) the Company's achievement of actual consolidated net income ("Consolidated Net Income") for each fiscal year against Consolidated Net Income objectives established by the Compensation Committee for each fiscal year prior to the commencement thereof or (ii) such other performance goals as may be established by the Compensation Committee from time to time and approved by the Company's shareholders in accordance with Internal Revenue Service regulations promulgated under
                 Section 162(m) of the Internal Revenue Code.


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         C.      Incentive compensation for a fiscal year shall be
                 based on the Participant's salary at the beginning of such fiscal year exclusive of any bonus or fringe benefits paid or accrued during such fiscal year ("Salary"). The maximum incentive compensation paid for any fiscal year to any Participant shall not exceed one-hundred percent (100%) of Salary; the precise percentage earned shall be based upon a schedule of target goals as to Consolidated Net Income established pursuant to Section II (B) above. The Compensation Committee may not increase this maximum but may, in its sole discretion, decrease the amount of incentive compensation to be paid for any fiscal year to an amount less than would be payable based on the Company's actual performance for that year. Notwithstanding anything herein to the contrary, the maximum incentive compensation paid for any fiscal year to any Participant may not exceed one million ($1,000,000) dollars.

         D. The Company's actual Consolidated Net Income for each fiscal year will be determined in accordance with generally accepted accounting principles; provided, however, that (a) the effects of accounting policy changes from the prior fiscal year and unusual non-recurring gains and losses will be excluded, and
                 (b) incentive compensation generated pursuant to incentive plans of the Company, including this Plan, shall be accrued and deducted as an expense for such fiscal year.

         E. Incentive compensation is earned in addition to consideration for merit and promotional increases under the Company's wage and salary program. Incentive compensation will be paid to Participants on or before March 15, following the close of the fiscal year in respect of which it was earned.

III.     ADMINISTRATION OF THIS PLAN

         This Plan shall be administered by the Compensation Committee which shall have full power and final authority to construe, interpret and administer the Plan. Following the close of a fiscal year and before any payments are made hereunder for that fiscal year, the Compensation Committee must certify in writing whether and to what extent the performance goals have been satisfied. No member of the Compensation Committee shall be personally liable for damage, in the absence of bad faith, for any act or omission with respect to his service on the Committee.


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IV.      ELIGIBILITY DURING FISCAL YEAR

         Subject to the discretion of the Compensation Committee as set forth in Section II.C. of this Plan, an individual who becomes a Participant in this Plan due to employment, transfer or promotion during the fiscal year will be eligible to receive partial incentive compensation based upon the Participant's Salary for the period of time eligible and the level of achievement in relation to targeted goals for the entire fiscal year. In no event, however, will partial payments be made for any period of time of less than two months.

V.       INELIGIBILITY DURING FISCAL YEAR

         A Participant in this Plan who becomes ineligible during the fiscal year due to transfer or change of position shall cease to be eligible for further participation in this Plan on the date of transfer or change to the ineligible position. Subject to the discretion of the Compensation Committee as set forth in Section II.C. of this Plan, if the Participant, prior to the date of transfer or change, has been a Participant in the Plan for a minimum of two calendar months of the fiscal year, the Participant will be eligible to receive partial incentive compensation based upon the Participant's Salary for such period of time and the level of achievement in relation to targeted goals for the entire fiscal year.

VI.      TERMINATION OF EMPLOYMENT; LEAVE OF ABSENCE

         Subject to the discretion of the Compensation Committee as set forth in Section II.C. of this Plan, a Participant who has been employed (a) during the entire fiscal year for which incentive compensation is to be paid, but whose employment is terminated, voluntarily or involuntarily (other than for cause) or who is granted a leave of absence, after the end of such fiscal year and prior to the payment date therefor, will be eligible to receive his/her full incentive compensation with respect to such fiscal year as determined in accordance with the provisions of this Plan, or (b) through the first two calendar months of any fiscal year, but whose employment is terminated, voluntarily or involuntarily (other than for cause) or who is granted a leave of absence, after the end of the first two calendar months of





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         any fiscal year but prior to the end of such fiscal year, will be eligible to receive partial incentive compensation with respect to such fiscal year based upon the Participant's Salary for the period of time he/she was a Participant at the level of achievement in relation to targeted goals for the entire fiscal year. A Participant whose employment is terminated for cause or whose employment is terminated for any other reason prior to the end of the first two calendar months of such fiscal year shall not be eligible to receive any incentive compensation under this Plan other than those amounts which have been paid to him/her prior to the date he/she is terminated.


VII.     DEFERRED COMPENSATION

         A Participant in this Plan may irrevocably elect to defer receipt of any amount earned pursuant to this Plan, provided such election is made in writing. The terms of any deferred compensation arrangement must be approved in writing by the Chairman of the Compensation Committee and the Participant. Any amount deferred pursuant to this Plan will bear interest at a rate determined by the Compensation Committee.

VIII.    COMPANY'S RIGHT TO TERMINATE

         The Company shall have the right to terminate this Plan, with or without notice, in whole or in part, at any time.

IX.      GENERAL PROVISIONS

         A. No person has any claim or right to be included in this Plan or to be granted incentive compensation under this Plan until such individual has been declared a Participant and received an official written notice thereof in accordance with the procedures as set forth in this Plan. In addition, all of the requirements and applicable rules and regulations of this Plan must have been met including, but not limited to, the availability of funds for incentive compensation awards and the determination by the Compensation Committee of the extent to which targeted goals have been met.

         B. The designation of an individual as a Participant under this Plan does not in any way alter the nature of the Participant's employment relationship.



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X.       SHAREHOLDER APPROVAL

         Notwithstanding anything herein to the contrary, this Plan is subject to and conditioned upon the approval of the Company's shareholders at the May 26, 1994 annual meeting of shareholders.





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